FOR IMMEDIATE RELEASE

Orient Paper, Inc. Announces Unaudited Preliminary Results

for Third Quarter 2013

BAODING, China, October 29, 2013 – Orient Paper, Inc. (NYSE MKT: ONP) (“Orient Paper” or the “Company”), a leading manufacturer and distributor of diversified paper products in North China, today announced its preliminary unaudited results for the third quarter ended September 30, 2013. The Company will file its Form 10-Q with the Securities and Exchange Commission and will announce, through a press release, its unaudited financial results for the third quarter ended September 30, 2013 after market closes on Tuesday, November 12, 2013.

Preliminary Third Quarter 2013 Selected Unaudited Financial Results Highlights

	3Q13	3Q12	Change
Revenue (US$ million)	37.7	37.7	0.1%
Revenue excluding PM1*	37.7	30.8	22.4%
Sales volume (tonnes)
- Corrugating Medium Paper (“CMP”)	66,472	66,955	-0.7%
- CMP excluding PM1*	66,472	47,091	41.2%
- Offset Printing Paper	17,259	16,295	6.0%
- Digital Photo Paper	407	480	-15.3%
Average selling price/tonne (“ASP”)
- CMP	$367	$363	1.1%
- Offset Printing Paper	$679	$706	-3.8%
- Digital Photo Paper	$3,906	$3,865	1.1%
Gross profit (US$ million)	8.4	6.8	23.5%
Net income (US$ million)	5.5	4.4	25.0%
EPS (US$)	0.30	0.24	25.0%

*PM1 suspended operation since December 31, 2012 for modernization

Key Highlights for Third Quarter 2013

•	Gross profit up 23.5% YoY to US$8.4 million
•	Net income up 25.0% YoY US$5.5 million
•	Construction of tissue paper production facility on schedule, installation of PM8 expected to begin in 4Q13
•	Dismissal of the Tribank litigation in its entirety by the Federal District Court

Mr. Zhenyong Liu, Chairman and Chief Executive Officer of Orient Paper, commented, “We are pleased to report that the Company’s production continues to recover steadily this quarter. As PM6 continues its ramp up from the previous quarter, together with the decline in recycled paper raw material costs, the Company’s overall profitability has made further improvements despite the prevailing challenges in the current economic environment.”

“We are also pleased to report that the Federal District Court has once again dismissed the litigation brought by Tribank Capital Investment Inc. The dismissal allows us to fully concentrate in the development of our Wei County paper production facilities amidst a mild recovery in the stabilizing paper industry in China,” Mr. Liu commented.

Industry Update

In September 2013, MIIT announced the second batch of paper mill closures, including a total of 67 low-end small paper mills by the end of 2013 at an aggregate of 1.2 million tonnes. The second batch of production capacity based in Hebei province that is set to retire is 0.1 million tonne.

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The MIIT also unveiled the closure of 274 paper mills with total capacity of 6.35 million tonnes by the end of 2013, including 0.9 million tonne based in Hebei province, implying a total supply cut of approximately 7-8%.

Conference Call

Orient Paper’s management will host a conference call for institutional and retail investors at 8:30 am US Eastern Time (5:30 am US Pacific Time/9:30 pm Beijing Time) on Wednesday, November 13, 2013, to discuss its quarterly results and recent business, operational and corporate activities.

To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time:

China:	400-120-0654
Hong Kong:	800-903-737
United States:	1-855-500-8701
International:	+65-6723-9385
Passcode:	8592 2367

A replay of this conference call will be available by dialing:

China:	400-120-0932 / 800-870-0205
Hong Kong:	800-963-117
United States:	1-855-452-5696
International:	+61-2-8199-0299
Passcode:	8592 2367

The replay will be archived for fourteen days following the earnings announcement until November 29, 2013.

This conference call will be broadcast live over the Internet and can be accessed by all interested parties by clicking on http://www.orientpaperinc.com/. Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. A replay will be archived for one year shortly after the call by accessing the same link.

About Orient Paper, Inc.

Orient Paper, Inc. (“Orient Paper”) is a leading paper manufacturer in North China. Using recycled paper as its primary raw material, Orient Paper produces and distributes three types of paper products namely, packaging paper (corrugating medium paper), offset printing paper, and other paper products, including digital photo paper, and household/tissue paper that the company is currently expanding into.

With production operations based in Baoding in North China’s Hebei Province, Orient Paper is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country.

Orient Paper’s production facilities are controlled and operated by its wholly owned subsidiary Shengde Holdings, Inc., which in turn controls and operates Baoding Shengde Paper Co., Ltd., and Hebei Baoding Orient Paper Milling Co., Ltd for manufacturing digital photo, printing and packaging paper.

Founded in 1996, ONP has been listed on the NYSE MKT Board since December 2009. (Please visit http://www.orientpaperinc.com.)

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Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, anticipated revenues from the digital photo paper business segment; the actions and initiatives of current and potential competitors; the Company's ability to introduce new products; the Company's ability to implement the planned capacity expansion of corrugate medium paper; market acceptance of new products; general economic and business conditions; the ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

For investor and media inquiries, please contact:

Investor and Media Contacts:

Orient Paper, Inc.

T: 1-562-818-3817

E: ir@orientpaperinc.com

FleishmanHillard

T: +852-2530-0228

E: ir@orientpaperinc.com

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